THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT
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         This THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT is entered into this
30th day of December 1998 by and between MUSIC TECHNOLOGIES, INC., a Michigan corporation ("Seller") and MUZAK LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").


                                R E C I T A L S:


         A. The parties entered into an Asset Purchase Agreement dated October 28, 1998, with associated Schedules and Exhibits (collectively the "Asset Purchase Agreement").

         B. The parties amended the Asset Purchase Agreement on November 27, 1998, by entering into an Amendment To Asset Purchase Agreement (`First Amendment"). Thereafter, the parties further amended the Asset Purchase Agreement on December 23, 1998, by entering into a Second Amendment To Asset Purchase Agreement--Extension Agreement ("Second Amendment"). The First Amendment and the Second Amendment are incorporated herein by reference.

         C. The parties wish to amend the Asset Purchase Agreement further to reflect, among other things, an increase in the Purchase Price, an agreement by Seller to receive a portion of the Purchase Price over time, an elimination of the Escrow Fund, and certain other changes.

         NOW, THEREFORE, the parties agree to amend the Asset Purchase Agreement as follows:

         1. Schedule 1.1.2, Schedule 1.1.3 and Schedule 2. The final form of
Schedule 1.1.2 (Customer Contracts, including Deferred Payment Contracts), and
Schedule 1.1.3 (a summary list of Useable Inventory), and Schedule 2 (list of Designated Customers) are attached hereto and incorporated into the Asset Purchase Agreement.

         2. Section 2--Designated Customers. The following sentences are added at the end of Section 2:

         "Notwithstanding the foregoing approval process, Buyer (by entering into this Third Amendment) hereby approves the terms set forth in those two redacted contracts which were presented to Buyer's counsel by fax on December 24, 1998, and Buyer agrees to enter into such contracts with the other parties thereto, each of whom shall become a Designated Customer. In the event Buyer rejects any other agreement proposed by Seller with a Designated Customer, Buyer must advise Seller at the time of the rejection of the specific reasons for the rejection and specify the terms on which Buyer would enter into an agreement with such

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         rejected Designated Customer (the "Acceptable Terms"); thereafter if
         Buyer enters into an agreement with such rejected Designated Customer (the "New Agreement") at any time within one year after the date of Buyer's rejection of Seller's proposed agreement, which New Agreement is on terms less favorable to Buyer than the Acceptable Terms, Buyer shall pay a commission to Seller based upon such New Agreement computed at the rate set forth in this section 2."

         3. Section 3--Purchase Price. Section 3.1 is amended to provide that the Purchase Price shall be Eleven Million One Hundred Sixty Thousand Dollars ($11,160,000), plus the dollar value of the Usable Inventory, plus or minus the Adjustment Amount, plus any additions to the Purchase Price pursuant to the Promissory Note..

          In addition, the last sentence of Section 3.1 is deleted and the following is substituted in its place:

         "At the Closing, subject to the terms and conditions of this Agreement, Buyer shall (a) pay to Seller Seven Million Two Hundred Seventy Thousand Dollars ($7,270,000) (subject to adjustment, if any, set forth in Section 3.1.1), plus the dollar value of the Useable Inventory, all by wire transfer of immediately available funds (the "Closing Payment"), (b) deliver Buyer's executed Promissory
Note in the principal amount of $2,550,000 (and otherwise in the form of the promissory note attached hereto as Exhibit 3.1) (the "Promissory Note"), (c) pay to Equity Partners, Ltd. the sum of $25,000 and pay to Seyburn Kahn Ginn Bess Deitch and Serlin, P.C. the sum of $25,000 both by wire transfer and (d) assume the Assumed Obligations. The Promissory Note shall provide that if it is paid on or before the Adjustment Date, then $450,000 of the Note may be paid, by Buyer making a payment of $450,000 to Pacific Northwest Title Company (or other mutually agreeable third party) as Escrow Agent (the "Escrow Agent") pursuant to an Escrow Agreement between Buyer, Seller and the Escrow Agent substantially in the form of Exhibit 3.1 attached hereto; such $450,000 is referred to as the "Escrowed Funds," and if an escrow account is funded, such Escrow Funds shall be disbursed in accordance with Section 3.3.

         "At the Closing, Buyer shall receive the benefit of revenues earned by the Seller with respect to the Music Business on or after December 1, 1998; accordingly, Seller shall prepare a list of invoices rendered by Seller for services rendered on and after December 1, 1998 with respect to Seller's Music Business, and for each such invoice which has been paid by the invoice recipient on the Closing Date, Seller shall credit Buyer by such amount against the Closing Payment, and for each such invoice which has not been paid on or before the Closing Date, Seller shall assign the right to collect such invoice to Buyer."

         The Deferred Payment of $1,290,000 shall be paid in accord with Section
3.1.2 of the Agreement.

         The Asset Purchase Agreement is further amended to confirm the parties' agreement that the dollar value of the Useable Inventory is $155,861.00.


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         4. Section 3.2.1 Adjustment Amount--Escrowed Funds. The last sentence of Section 3.2.1 is deleted and the following is hereby substituted in its place:

         "If Seller does not provide Buyer written notice of objection to the Adjustment Amount, payments shall be made on the Adjustment Date as follows: (1) if the Adjustment Amount, as calculated above, is a positive number, such amount shall be paid to Seller on the Adjustment Date (2) If the Adjustment Amount, as calculated above, is a negative number in excess of negative $990,500, the difference between the negative number and negative $990,500 shall be either:
(i) paid by Seller to Buyer on the Adjustment Date out of the Escrowed Funds with the balance of the Escrowed Funds (if any) paid to Seller (if the Promissory Note has been paid in full prior to the Adjustment Date) or (ii) treated as a reduction in the principal amount of the Promissory Note (to be applied to the final payment due under the Promissory Note), up to a maximum of $450,000."

         5. Sale of Muzak Business. A new section 3.4 is hereby added to the Agreement, which shall read as follows:

                  "3.4 Payments Due on Sale of Muzak Business. Notwithstanding anything to the contrary contained herein, upon a Sale of the Muzak Business (as that term is defined in the Advertising Agreement and the Promissory Note), the entire outstanding balance of the Promissory Note together with all interest due thereon (as set forth in the Promissory Note) and that portion of the Deferred Payment which is attributable to Deferred Payment Contracts (other than Undocumented Deferred Payment Contracts) shall be due and payable no later than the closing of the Sale of the Muzak Business. With respect to that portion of the Deferred Payment attributable to Undocumented Deferred Payment Contracts, Buyer shall cause the purchaser of the Muzak Business to assume Buyer's obligations to make the annual payments described in Section 3.1.2 of the Agreement. In the event of a sale of the Muzak Business which is closed prior to the Adjustment Date, the Adjustment Amount shall be computed on the Adjustment Date without regard to the sale of the Muzak Business."

         6. Interest And Expenses At Closing. Section 4.1 is further amended to provide that the interest on the Closing Payment described therein shall be due and payable on the Closing Date; in addition, on the Closing Date, Buyer shall reimburse Seller the amount of $117,351.00 (which Buyer and Seller acknowledge and agree is the amount of the expenses paid by Seller relating to the Music Business for periods on or after December 1, 1998). If the Closing is extended beyond December 31, 1998, the reimbursement for expenses of $117,351.00 will be increased for each day in January to the date of Closing by an amount of $3,786 per day.

         7. Section 4.3 Buyer's Deliveries to Seller at Closing. Section 4.3.10,
Section 4.3.11 and Section 4.3.12 are hereby added to Section 4.3 as follows:

                  "4.3.10.  The Promissory Note;


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                  4.3.11 An opinion of counsel from Weil Gotshal and Manges, substantially in the form agreed to by the parties prior to the Closing Date, and as more fully described in the Second Amendment to Purchase Agreement."

                  4.3.12 An Officer's Certificate signed by Brad Bodenman, Chief Financial Officer of the Buyer, stating that neither the Buyer's execution and delivery of the Promissory Note, nor the Buyer's performance under such Note:
(i) will violate any agreement or other obligation arising under any loan or financing arrangement to which Buyer is subject (including, without limitation, that certain $100 Million Bond Indenture in favor of First Trust National Association, Indenture Trustee, dated 10/2/96); or, (ii) will violate any other agreement or obligation to which Buyer is subject (except for such other agreements or obligations which Buyer can show are non-material).

         8. Advertising Agreement. The form of the Advertising Agreement is hereby amended to conform to the form of the Advertising Agreement attached hereto as Exhibit A.

         9. Interest on Deferred Payment and Adjustment Amount. Section 3.1.2 and section 3.2 are hereby amended to provide that the Deferred Payment and the Adjustment Amount, if not paid when due, shall bear interest at the greater of:
(I) 19% per annum; or, (ii) the interest rate (as it changes from time to time) which would be then prevailing under the Promissory Note (assuming for this purpose that the Promissory Note remained unpaid at such time). In addition, if the Deferred Payment and Adjustment Amount are not paid when due, Buyer shall continue to perform and observe the Affirmative Covenants and Negative Covenants contained in the Promissory Note until the Adjustment Amount and the Deferred Payment are paid in full (even if the Promissory Note has been paid prior to the payment of those two amounts); if Buyer fails to perform and observe such covenants, then the Adjustment Amount and the Deferred Payment shall be immediately due and payable.

         10. Capitalized Terms. Capitalized terms not otherwise defined in this Agreement have the same meaning as ascribed to them in the Asset Purchase Agreement.

         11. No Other Modification. Except as expressly modified herein, the Asset Purchase Agreement (as amended by the First Amendment and the Second Amendment) shall remain in full force and effect. The provisions of Section 15 (Miscellaneous) of the Asset Purchase Agreement are hereby incorporated by reference.

         12. Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The parties agree that a signature of this Agreement obtained by facsimile machine will be binding as an original.


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         IN WITNESS WHEREOF, the parties have signed this Third Amendment to
Asset Purchase Agreement as of the date written above.


                             MUSIC TECHNOLOGIES, INC.

                             BY: /s/ Lorraine Golden
                                ----------------------------------------------
                                LORRAINE GOLDEN, PRESIDENT




                             MUZAK LIMITED PARTNERSHIP

                             BY: /s/ Brad D. Bodenman
                                ----------------------------------------------
                                BRAD D. BODENMAN, CHIEF FINANCIAL OFFICER